Exhibit 99.1
     Bank of Granite

—— CORPORATION ——	NEWS

FOR IMMEDIATE RELEASE:	September 22, 2006
Joseph Crocker Appointed To
Bank of Granite Corporation Board of Directors
GRANITE FALLS, NORTH CAROLINA—Directors of Bank of Granite Corporation (NASDAQ: GRAN) appointed Joseph D. Crocker to the Board. “We are so pleased to have Joe join our board,” said Bank of Granite Chairman and CEO, Charles M. Snipes. “His dedication to community and his banking experience make him the perfect person to fill this position on the corporation’s board. We’re all looking forward to working with him to ensure our next 100 years of success.”
A native of Kings Mountain, Crocker received a Bachelor of Science from Western Carolina University in 1974. Upon graduation, he spent nearly 32 years in the banking industry. Currently, he is the director of operations at the Z. Smith Reynolds Foundation in Winston-Salem, a private philanthropic grant-making organization.
Crocker currently serves on the boards of the North Carolina Rural Center, the North Carolina Public School Forum, the North Carolina Network of Grantmakers, and Donors Choose NC. He is vice chair of the North Carolina Medical Care Commission and is a former chair of the Western Carolina University Board of Trustees.
He has served on the boards of the Mint Museum in Charlotte and Catawba Valley Community College in Hickory. He has also chaired the board of Catawba Memorial Hospital in Hickory. Crocker was president of the boards of the Family Guidance Center, the Inter-Faith Housing Development Corporation of Hickory, and the Catawba County United Way.
Crocker is a recipient of the Hickory Community Relations Council Outstanding Citizenship Award, the Omega Psi Phi Fraternity Citizen of the Year Award, and the Western Carolina University Alumni Distinguished Service Award. In 2004, he was also awarded an honorary doctorate degree by Western Carolina University.
Crocker and his wife, Carol, live in Winston-Salem. They have three children, Nathan, Marcella, and Angela.
Bank of Granite Corporation’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “GRAN” and it is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates twenty-one full-service banking offices in seven North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Mecklenburg, Watauga, and Wilkes—and recently opened a loan production office in Iredell County. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in the Central and Southern Piedmont regions of North Carolina, in addition to Bank of Granite’s markets. Granite Mortgage also operates an office in Fayetteville, North Carolina.
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For further information, please contact Karen Clark-Caruso, Public Relations and Marketing Director at Voice (828) 345-6863, Fax (828) 345-0809 or Internet: kcaruso@bankofgranite.com.

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com